Exhibit 16.1

[KPMG Letterhead]

December 21, 2015

U.S. Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Trustmark Corporation (the “Company”) and, under the date of March 2, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014.  On December 16, 2015, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2016 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, and the issuance of our reports thereon.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 21, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit and Finance Committee of the Board of Directors of the Company  completed a competitive process to review the appointment of the Company’s independent registered public accounting firm, or the committee’s recommendation and the Company’s retention of Crowe Horwath LLP as the Company’s independent registered public accounting firm.  Furthermore, we are not in a position to agree or disagree with the Company’s statements within the third paragraph of Item 4.01.

Very truly yours,

/s/KPMG LLP
KPMG LLP